EXHIBIT 10.2

KEYSTAR CORP.

January 10, 2023

Mark Thomas

55 SE 6th Street, Apt. 4004

Miami, FL 33131

Re: Offer of Promotion

Dear Mark:

We are pleased to offer you a promotion in regard to your employment with KeyStar Corp. (the “Company”).  Your new position will be Chief Executive Officer, effective as of the date that the Company’s current Chief Executive Officer is removed or resigns.  You will be reporting to the Company’s Board of Directors (the “Board”) and will perform the duties customary for a Chief Executive Officer and any other duties assigned to you by the Board.  If requested by the Board or preferred shareholders with the right to elect a director, you will also serve as a director on the Board.

This is a full-time position, but you will be permitted to continue with your duties, as needed, for ZenSports, Inc.  Your annual base salary (“Annual Salary”), effective as of the date of this letter, will be at the rate of $31,666.67 per month, which equates to $380,000.00 on an annualized basis, paid on a pro-rated basis twice per month in accordance with the Company’s standard payroll practices.  The Chairman and you will soon discuss milestones and potential incentive compensation for 2023.  By February 1, 2023, the Board will set milestones with incentive compensation (in either Annual Salary increases or bonuses) in such amounts that, if all of the milestones are met, your total annual compensation will reach $500,000 or more.

At or prior to the next Board meeting, the Chairman will recommend to the Board that you be granted an option to purchase 1,000,000 shares of the Company’s common stock.  This grant will have a strike price equal to the fair value of the Company’s common stock on the date of grant approval, will vest over four years (with 25% percent vesting after one year and the remainder in monthly installments thereafter) from the start date of your employment, and will be subject to the terms and conditions of the Company’s incentive equity plan (currently the 2021 Stock Plan) and an award agreement approved by the Board.  For the avoidance of doubt, it is clarified that any tax and other compulsory payments due with respect to such grant and participation in the incentive equity plan will be borne solely by you.

On at least an annual basis, the Board will consider adjustments to your Annual Salary and any merit-based bonuses and/or equity incentives that are offered to you.  The Board will consider the compensation of similar officers in comparable companies in comparison to what is offered to you by the Company.  Any adjustments will be at the Board’s sole discretion.

All other terms and conditions of your employment will remain in effect.  For example, your employment with the Company will continue to be “at will” which means that either you or the Company may terminate your employment at any time; with or without notice, and with or without cause.  There will also be no changes to your eligibility to receive all Company benefits made available to its employees.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that there are no circumstances that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an enforceable employment agreement or enforceable restrictive covenant preventing full performance of your duties to the Company.

No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and the Chairman of the Company except that, to the maximum permitted by law, the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

We look forward to you leading the team.  Please indicate your acceptance of this offer by signing below.

Sincerely,

/s/ Bruce Cassidy

Bruce Cassidy

Chairman

KeyStar Corp.

ACCEPTED AND AGREED TO:

/s/ Mark Thomas

Mark Thomas

Date: January 10, 2023